                              FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS
                                                                                                      Exhibit 20
                                                                                                      ----------
Combined Balance Sheets

 Unaudited (In thousands, except shares)                                      September 30,          December 31,
                                                                                  1995                   1994
                                                                               -----------           -----------
 ASSETS
 Investments in real estate
    Land                                                                       $    53,489           $    44,594
    Buildings and improvements                                                     415,686               391,800
                                                                               -----------           -----------
                                                                                   469,175               436,394
    Less - Accumulated depreciation                                               (112,662)             (111,972)
                                                                                ----------           -----------
      Total investments in real estate                                             356,513               324,422

 Mortgage loans receivable                                                          41,930                35,761

 Other assets
    Cash and cash equivalents                                                          797                 2,975
    Accounts receivable                                                              5,016                 4,594
    Deferred charges, net                                                            4,873                 3,488
    Unamortized debt issue costs                                                     4,688                 4,949
                                                                              ------------           -----------

                                                                              $    413,817           $   376,189
                                                                              ============           ===========

 LIABILITIES AND SHAREHOLDERS' EQUITY

 Liabilities
    Mortgage loans                                                            $     84,208           $    90,796
    Senior notes                                                                   105,000               105,000
    Bank loans                                                                      58,550                42,500
    Accounts payable and accrued liabilities                                        17,471                16,686
    Deferred obligations                                                            10,630                10,522
    Deferred capital gains and other income                                          7,742                 7,745

 Shareholders' equity, including shares of
    beneficial interest, $1 par, unlimited
    authorization, outstanding 1995--
    18,435,057; 1994--18,262,725                                                   130,216               102,940
                                                                              ------------           -----------
                                                                              $    413,817           $   376,189
                                                                              ============           ===========





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

                                      FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS
Combined Statements of Income

 Unaudited (In thousands, except per share data)                    Three Months                      Nine Months
                                                                Ended September 30,               Ended September 30,
                                                                -------------------               -------------------

                                                               1995             1994             1995            1994
                                                               ----             ----             ----            ----
 Revenues
    Rents                                                       $18,745           $17,968          $55,068        $53,010
    Interest                                                      1,126             1,358            3,726          3,965
                                                                 ------            ------           ------          -----
                                                                 19,871            19,326           58,794         56,975
                                                                 ======            ======           ======         ======

 Expenses
    Property operating                                            6,845             6,435           19,402         19,176
    Real estate taxes                                             2,216             2,011            6,344          5,945
    Depreciation and amortization                                 3,402             3,011            9,700          8,760
    Interest--Mortgage loans                                      1,922             1,809            5,836          5,356
            --Senior notes                                        2,326             2,327            6,979          6,979
            --Bank loans and other                                1,408             1,223            3,810          3,362
    General and administrative                                      912               905            2,623          2,526
                                                                 ------            ------           ------         ------
                                                                 19,031            17,721           54,694         52,104
                                                                 ------            ------           ------         ------
 Income from operations                                             840             1,605            4,100          4,871
    Litigation and proxy expenses                                   320                              1,420
                                                                 ------            ------            -----         ------
    Income after litigation and proxy expenses
      and before capital gains                                      520             1,605            2,680          4,871
 Capital gains                                                                                      29,870
                                                               --------          --------          -------       --------
 Net income                                                     $   520           $ 1,605          $32,550        $ 4,871
                                                                =======           =======          =======        =======
 Per share
    Income from operations                                      $   .05           $   .09          $   .23        $   .27
                                                                =======           =======          =======        =======
    Income after litigation and proxy expenses
      and before capital gains                                  $   .03           $   .09          $   .15        $   .27
    Capital gains                                                                                     1.64
                                                                -------            ------          -------         ------
    Net income                                                  $   .03           $   .09          $  1.79        $   .27
                                                                =======           =======          =======        =======
    Dividends declared                                          $   .10           $   .10          $   .30        $   .30
                                                                =======           =======          =======        =======
 Adjusted shares of beneficial interest                          18,163            18,107           18,160         18,115
                                                                =======           =======          =======        =======

                                      FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS
Combined Statements of Changes in Cash

 Unaudited (In thousands)                                                    Three Months                   Nine Months
                                                                          Ended September 30,            Ended September 30,
                                                                          -------------------           --------------------

                                                                          1995           1994           1995            1994
                                                                          ----           ----           ----            ----
 Cash provided by (used for) operations
   Net income                                                            $   520        $ 1,605       $32,550        $  4,871
   Adjustments to reconcile net income to net
    cash provided by operations -
     Depreciation and amortization                                         3,402          3,011         9,700           8,760
     Capital gains                                                                                    (29,870)
     Increase in deferred charges, net                                      (386)          (477)       (1,595)           (820)
     Increase in deferred interest on
      mortgage investments, net                                             (103)           (93)         (289)           (261)
     Increase in deferred obligations                                         37             33           108              94
     Net changes in other assets and liabilities                           1,167          3,691         2,521           4,123
                                                                         -------        -------       -------        --------
      Net cash provided by operations                                      4,637          7,770        13,125          16,767
                                                                         --------       -------       -------        --------
 Cash provided by (used for) investing
    Principal received from mortgage investments                              41             37           119             108
   Proceeds from sale of properties                                                                    27,500
   Investments in properties                                              (9,423)       (21,161)      (50,610)        (23,878)
                                                                         --------       --------      --------       ---------
      Net cash used for investing                                         (9,382)       (21,124)      (22,991)        (23,770)
                                                                         --------       --------      --------       ---------
 Cash provided by (used for) financing
   Increase in short-term loans                                            7,480                       16,050           4,600
   Repayment of mortgage loans-Normal payments                              (919)          (947)       (2,764)         (2,860)
                              -Balloon payments                                                                        (2,225)
   Issue of First Union shares                                                                             75
   Dividends paid                                                         (1,843)        (1,811)       (5,497)         (6,881)
   Debt issue costs paid                                                    (128)            30           (166)           (16)
   Purchase of First Union securities                                                       (23)                          (57)
   Other                                                                      (6)            (9)          (10)            (32)
                                                                         --------       --------      --------       ---------
      Net cash provided by (used for) financing                            4,584         (2,760)        7,688          (7,471)
                                                                         --------       --------      --------       ---------
 Decrease in cash and cash equivalents                                      (161)       (16,114)       (2,178)        (14,474)
 Cash and cash equivalents at beginning of period                            958         40,163         2,975          38,523
                                                                         --------       -------       --------       ---------
 Cash and cash equivalents at end of period                              $   797        $24,049       $   797        $ 24,049
                                                                         ========       ========      ========       ========


Notes to Combined Financial Statements

1. Income per share of beneficial interest has been computed based on weighted average shares and share equivalents outstanding for the applicable periods.

2. In January 1995, the registrant sold its 50% interests in two malls located in Wilkes-Barre, Pennsylvania and Fairmount, West Virginia for $29.5 million in cash ($2 million was received in 1994), a $6 million mortgage note receivable and the assumption by the purchaser of $4.7 million in mortgage debt, resulting in a capital gain of approximately $29.9 million.

3. The registrant incurred certain professional fees in regard to litigation and a proxy contest with a minority shareholder.





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